CUSTODY SERVICES AGREEMENT

This CUSTODY SERVICES AGREEMENT (“Agreement”) is made effective as of July 1, 2008 by and between FIFTH THIRD BANK, CHICAGO, 1701 Golf Road, MD GRLM9I, Rolling Meadows, IL 60008 (“Custodian”), and the undersigned customer (“Customer”). Custodian and Customer hereby agree as follows:

1. Customer has deposited with Custodian the property listed on the receipt(s) or as indicated on the confirmation supplied by Custodian to Customer in connection with this Agreement, and may from time to time hereafter deposit additional property (hereinafter the “Property”), for the purpose of obtaining from Custodian, the Custody Services (“Services”) described in the Custody Services Schedule.

2. Customer represents and acknowledges that the description of the property listed on the receipt(s) or confirmation is an accurate description of the property delivered to Custodian. Securities held by Custodian shall, unless payable to bearer, be registered in the name of the Custodian for the account of the Customer or its nominee. Custodian may deposit all or a part of the Property in the Depository Trust Company, or the Federal Reserve or such other sub-custodian; (hereinafter collectively known as “Depository”) but, Custodian shall have the same responsibility to Customer regardless of where specific property is deposited. Custodian may register that portion of the Property that are securities in the name of a nominee of Custodian or Depository. Custodian will segregate and identify on its books as belonging to the Customer all Property held by Custodian or any other entity authorized to hold Property in accordance with this Agreement.

3. Custodian shall act in the capacity as custodian with respect to the Property, holding and controlling the Property, and assumes full responsibility to exercise the commercially reasonable standard of care that it exercises over its own assets in providing the Services. Custodian shall have no investment authority, nor any duty or obligation to supervise or advise Customer on any investments. Under no circumstances will Custodian be liable to Customer or other persons or entities for any loss or expense arising out of this Agreement other than in connection with any act or failure to act which constitutes willful, intentional or reckless misconduct on the part of Custodian.

4. Customer or designated agent will pay Custodian for all fees and expenses charged for the Services in accordance with the Fee Schedule then in effect. Custodian will perform the Services described, which are generally the maintenance of a custodial account, in the name of and on behalf of Customer (the “Account”). Custodian may make changes to Services (including the Fee Schedule) based upon, but not limited to, technological developments; legislative, regulatory, third party depository or sub-custodian operational changes; or the introduction of new services by Custodian. Custodian will notify Customer of any changes to the Services that will affect Customer at least 30 days prior to the effective date of such changes. The Services shall include those as normally provided by Custodian in its standard procedures with respect to safekeeping, trading, deposits, withdrawals, income, corporate actions, puts, calls, overdrafts, record retention, reports and such other items as Custodian may offer.

5. Custodian is authorized to rely and act upon the written and manually signed instructions (“Proper Instruction”) of the person(s) identified as having authority over the Property. Custodian is authorized to rely and act upon Proper Instructions received from telephone, facsimile, or by bank wire which Custodian believes to be in good faith given by an authorized person or agent acting on behalf of Customer. Custodian is also authorized to rely and act upon instructions transmitted electronically through the Institutional Delivery System (IDS), a customer data entry system, or any other similar electronic instruction system acceptable to the Custodian. Custodian will not be liable for failures to execute, or failures to receive property due to incorrect, incomplete, conflicting or untimely instructions. Custodian, in its discretion, is authorized to accept and act upon orders from Customer, whether given orally by telephone, or otherwise, which Custodian in good faith believes to be genuine. Custodian’s records will be conclusive as to the content of any such instruction, whether or not confirmation is received.

6. Custodian will be authorized to take the reasonably necessary steps to complete a transaction and will be reimbursed for all costs, losses and liabilities if settlement is not accomplished due to Customer’s failure to pay or deliver the Property for any reason. Custodian is authorized to execute, in the name of Customer, any certificates of ownership, declarations or other certificates required under any tax laws or other laws or governmental regulation now or hereafter in effect. Custodian will have the right to setoff against the Property held by Custodian hereunder, and upon any deposit account of Customer for the following: (i) Compensation, expenses, commitments made by Custodian upon instructions of Customer or authorized agent; (ii) Reimbursement of taxes incurred by Custodian for the Account of Customer; or (iii) Other liabilities of Customer to Custodian, however created.

Fifth Third Bank, Chicago
Custody Agreement
Page two

7. Custodian will settle trade orders as instructed by the Customer. Custodian will not be liable or accountable for any act or omission by or for the solvency of any broker or agent effecting such transaction. Customer will be protected for such orders under the terms of the broker-dealers’ operating agreement.

8. Customer agrees to indemnify, defend and hold Custodian harmless against all claims, damages, or liabilities from any third party to which Custodian or its nominee may be subjected by reason of any registration of Securities or other Property in the name of Custodian or its nominee or otherwise arising out of or connected with Custodian’s Services under this Agreement, except for any claims, damages or liability arising out of Custodian’s intentional, reckless or willful misconduct.

9. Custodian shall not be liable for any losses, damages or liabilities resulting from any action taken or omitted, or from any loss or injury resulting from the Custodian’s performance or lack of performance of its duties under this Agreement in the absence of intentional, reckless or willful misconduct on Custodian’s part. In no event shall Custodian be liable (i) for acting in accordance with Proper Instructions; (ii) for special, consequential or punitive damages or lost profits; (iii) for the acts or omissions of its Depositories, sub-custodians or nominees or agents; or (iv) for holding property involved in any nationalization, expropriation or other governmental actions, acts of war or terrorism, insurrection, revolution or national catastrophes or acts of God.

10. Custodian will treat all records and information relating to Customer and the Account as confidential, except that it may disclose such information after prior approval of Customer, which will not be unreasonably withheld. Custodian will be authorized to supply any information regarding the Account that is required by any law or governmental regulation in effect without having received Customer’s prior approval. Customer agrees to review statements and reports promptly on receipt and inquiries regarding any valuations or other reports must be submitted within one month of the receipt of the Custodian’s statement or report, and on expiration of this period, statements and reports are considered correct and agreed to. Express or tacit approval of such statement or report implies acceptance of the various entries listed therein and approval of any reservations made by Custodian. Thereafter, Customer assumes the responsibility to correct any errors.

11. Customer or designated agent will pay Custodian for all fees and expenses for the Services in accordance with the Fee Schedule in effect and billed or charged according to the Customer Profile Schedule. Customer will receive at least 30 days prior notice of any changes in the Fee Schedule. If Customer fails to pay Custodian for any fees and expenses owed within 30 days after invoice, Custodian may charge such fees and expenses to any deposit account of Customer or in the name of Customer. Custodian may also assess late payment fees for payments past due more than 30 days after invoice.

12. The failure of Custodian or Customer to insist on strict compliance, or to exercise any right or remedy under this Agreement shall not constitute a waiver of any rights contained herein or estop the parties from thereafter demanding full and complete compliance or prevent the parties from exercising such remedy in the future.

13. This Agreement is not a contract of employment and nothing contained in this Agreement shall be constructed to create the relationship of joint venture, partnership, or employment between the parties.

14. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, and representations regarding the subject matter of this Agreement. No amendment to this Agreement shall be valid, unless made in writing and signed by both parties.

Fifth Third Bank, Chicago
Custody Agreement
Page three

15. This Agreement will be governed by and construed according to the laws of the State of Illinois. The Customer or Custodian may terminate this Agreement upon thirty (30) days prior written notice to the other party by registered, certified or express mail. Custodian will charge fees up to and including the last day of the billing period in which the effective date of termination occurs. Notice shall be effective on the date of receipt thereof.

Name of Account: Advanced Equities Late Stage Opportunities Fund I, LLC.

CUSTOMER:	CUSTOMER’S ADDRESS:
By: Matthew M. Reynolds	311 South Wacker Drive, 16th Floor
Date: July 1, 2008	Chicago, Illinois 60606
TIN: 20-8594273
Accepted:
FIFTH THIRD BANK	CUSTODIAN’S ADDRESS:
By: Frank Portner	Fifth Third Bank, Chicago
1701 Golf Road, Suite 900
Title: Vice President	MD # GRLM9I
Rolling Meadows, IL 60008
Date: July 1, 2008